Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION REPORTS FOURTH QUARTER AND FISCAL

YEAR 2019 OPERATING RESULTS

ISSAQUAH, Wash., October 3, 2019 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the 16-week fourth quarter and the 52-week fiscal year, ended September 1, 2019.

Net sales for the quarter were $46.45 billion, an increase of 7.0 percent from $43.41 billion during the similar period last year. Net sales for the fiscal year were $149.35 billion, an increase of 7.9 percent from $138.43 billion during the similar period last year.

Comparable sales for the fourth quarter and the fiscal year were as follows:

	16 Weeks	16 Weeks	52 Weeks	52 Weeks
		Adjusted*		Adjusted*
U.S.	6.2%	5.2%	7.8%	6.4%
Canada	2.6%	4.7%	1.6%	5.3%
Other International	1.9%	5.0%	2.0%	5.6%
Total Company	5.1%	5.1%	6.1%	6.1%

E-commerce	19.8%	21.9%	23.1%	23.3%

*	Excluding the impacts from changes in gasoline prices, foreign exchange, and a previously disclosed accounting change concerning revenue recognition (ASC 606).

Net income for the fourth quarter was $1,097 million, or $2.47 per diluted share, compared to $1,043 million, or $2.36 per diluted share, last year. This year’s fourth quarter was negatively impacted by a $123 million pre-tax reserve to SG&A ($96 million after-tax), or 22 cents per diluted share, related to a product tax assessment.

Net income for the fiscal year was $3.66 billion, or $8.26 per diluted share, compared to $3.13 billion, or $7.09 per diluted share, in the prior year. As previously disclosed and mentioned above, this year’s net income was impacted by a net benefit of $30 million or $0.07 per diluted share from primarily non-recurring items. Last year was positively impacted by a first quarter tax benefit of $41 million or $0.09 per diluted share.

Costco currently operates 783 warehouses, including 544 in the United States and Puerto Rico, 100 in Canada, 39 in Mexico, 29 in the United Kingdom, 26 in Japan, 16 in Korea, 13 in Taiwan, 11 in Australia, two in Spain, one in France, one in Iceland, and one in China. Costco also operates e-commerce web sites in the U.S., Canada, the United Kingdom, Mexico, Korea and Taiwan.

A conference call to discuss these results is scheduled for 2:00 p.m. (PT) today, October 3, 2019, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words

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such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health care costs), energy and certain commodities, geopolitical conditions (including tariffs), the ability to remediate material weaknesses in internal control, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203

Bob Nelson, 425/313-8255

David Sherwood, 425/313-8239

Josh Dahmen, 425/313-8254

Press Release

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	16 Weeks Ended		52 Weeks Ended
	September 1, 2019	September 2, 2018	September 1, 2019	September 2, 2018
REVENUE
Net sales	$46,448	$43,414	$149,351	$138,434
Membership fees	1,050	997	3,352	3,142

Total revenue	47,498	44,411	152,703	141,576
OPERATING EXPENSES
Merchandise costs	41,310	38,671	132,886	123,152
Selling, general and administrative	4,684	4,263	14,994	13,876
Preopening expenses	41	31	86	68

Operating income	1,463	1,446	4,737	4,480
OTHER INCOME (EXPENSE)
Interest expense	(45)	(48)	(150)	(159)
Interest income and other, net	74	51	178	121

INCOME BEFORE INCOME TAXES	1,492	1,449	4,765	4,442
Provision for income taxes	382	396	1,061	1,263

Net income including noncontrolling interests	1,110	1,053	3,704	3,179
Net income attributable to noncontrolling interests	(13)	(10)	(45)	(45)

NET INCOME ATTRIBUTABLE TO COSTCO	$1,097	$1,043	$3,659	$3,134

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$2.49	$2.38	$8.32	$7.15

Diluted	$2.47	$2.36	$8.26	$7.09

Shares used in calculation (000’s):
Basic	439,727	438,379	439,755	438,515
Diluted	443,400	442,427	442,923	441,834

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COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassifications

	September 1, 2019	September 2, 2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,384	$6,055
Short-term investments	1,060	1,204
Receivables, net	1,535	1,669
Merchandise inventories	11,395	11,040
Other current assets	1,111	321

Total current assets	23,485	20,289

PROPERTY AND EQUIPMENT
Land	6,417	6,193
Buildings and improvements	17,136	16,107
Equipment and fixtures	7,801	7,274
Construction in progress	1,272	1,140

	32,626	30,714
Less accumulated depreciation and amortization	(11,736)	(11,033)

Net property and equipment	20,890	19,681

OTHER ASSETS	1,025	860

TOTAL ASSETS	$45,400	$40,830

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$11,679	$11,237
Accrued salaries and benefits	3,176	2,994
Accrued member rewards	1,180	1,057
Deferred membership fees	1,711	1,624
Current portion of long-term debt	1,699	90
Other current liabilities	3,792	2,924

Total current liabilities	23,237	19,926
LONG-TERM DEBT, excluding current portion	5,124	6,487
OTHER LIABILITIES	1,455	1,314

Total liabilities	29,816	27,727

COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.01 par value; 900,000,000 shares authorized; 439,625,000 and 438,189,000 shares issued and outstanding	4	4
Additional paid-in capital	6,417	6,107
Accumulated other comprehensive loss	(1,436)	(1,199)
Retained earnings	10,258	7,887

Total Costco stockholders’ equity	15,243	12,799
Noncontrolling interests	341	304

Total equity	15,584	13,103

TOTAL LIABILITIES AND EQUITY	$45,400	$40,830